Exhibit 99.1

October 16, 2008

Dear PAETEC Customers:

We are all deeply concerned about the credit crisis and the effect that the crisis is having on the financial markets and the broader economy, on our businesses, and on our personal financial affairs. I am writing to you because some customers have asked questions about PAETEC’s prospects, particularly in light of the recent decline in PAETEC’s common stock price.

Although our common stock price has declined significantly, we firmly believe that our financial position is solid, and we offer an outstanding value proposition. We have worked very hard for many years to achieve that position and we continue to do so. In this kind of environment, there are a few points every customer should know. Specifically:

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We have the cash needed to run the business and to continue to provide unmatched service to our customers. PAETEC has generated positive free cash flow, measured as adjusted EBITDA* less capital expenditures, for 22 consecutive quarters through our second quarter of fiscal 2008. We are very focused on continuing this performance.

•	We have had no problem servicing our debt and meeting our other obligations from the cash that we generate and from cash on hand.

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We have substantial cash on hand. We have more than $120 million of cash on hand after giving effect to our prudent drawdown on October 15, 2008 of $50 million in cash under our existing revolving credit facility.

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We refinanced our credit facility debt in February 2007, and sold all of our outstanding 9.5% senior notes in July 2007, in each case, on terms that we believe provide significant financial and operating flexibility. The term and revolving loans under our credit facility and the notes represent substantially all of our long-term debt, and we believe we are well positioned to continue to service these obligations. In particular:

o	We generally are not required to repay any of the principal outstanding under our term loans, other than $2 million per quarter, until February 2013. Borrowings under the facility generally bear interest, at our option, at an annual rate equal to either a specified “base rate” plus a margin of 1.50% or LIBOR plus 2.50%.

o	We generally are not required to repay any of the principal outstanding under the senior notes until July 2015, having only semi-annual interest payments to make before that date. The notes accrue interest at a rate of 9.5% per year.

o	A July 2007 amendment to our credit facility eliminated a financial covenant that had required us to maintain compliance with specified ratios of consolidated adjusted EBITDA to fixed charges (as defined) and left us with only one financial covenant under our credit facility. That remaining financial covenant requires our ratio of consolidated debt to consolidated adjusted EBITDA (as defined) for any measurement period not to exceed 5.00:1.00. We continue to remain well within the requirements of this covenant. The senior notes do not impose any financial covenants on our business.

•	Our capital expenditures generally are tied to maintenance and growth. As we grow, we invest as needed.

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We used approximately $8.5 million of our cash on hand to repurchase common shares on the open market. We made these purchases under our previously announced program to repurchase up to $30 million of our common stock through August 2009, subject to conditions.

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We’re adding sales and customer-facing employees. In fact, we recently added a number of new techs in our Network Operations Centers to support our customer base; and we continue to be challenged in finding qualified sales professionals to fill all of our open positions.

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We continue to add new, innovative services. For example, we just received the “Most Innovative Product” award from Telephony magazine for our application of Session Initiation Protocol (SIP) Trunking service.

Most significantly, our customer value proposition is as strong as ever: We deliver personalized solutions and unmatched service to business-class customers nationwide. On top of our core data, voice and Internet solutions, we have unique value-added offerings that help customers achieve the best return on their communications budget. Based on our national footprint, breadth of products and quality of service, we strongly believe that PAETEC is the premier communications alternative.

Although we cannot control the stock market, we can make sure our customers know that PAETEC is confident about its financial position and prospects. We have more capability than ever before to help you, our customers, do business better, and we will continue delivering the personalized attention for which we are famous. Let me assure you that PAETEC has been tested in previous downturns and can continue to be trusted with business-critical services in these trying times. If you need any additional information regarding PAETEC, please contact your account manager or call (585) 340-2500. You can and should also read our SEC filings if you wish to understand our business, results of operations and financial condition in more detail.

Sincerely,

Arunas A. Chesonis

Chairman and CEO

* Adjusted EBITDA, as defined by PAETEC, represents net income (loss) before interest expense, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, loss on extinguishment of debt, and integration/restructuring costs. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” The most directly comparable financial measurement prepared in accordance with GAAP is net income (loss). See PAETEC’s Annual Report on Form 10-K for fiscal 2007 and subsequent SEC periodic reports for additional information.